Exhibit 99.1

Investor Contact:	Company Contact:
Berkman Associates	Alan Magerman, Chairman
(310) 826 - 5051	(760) 477 - 8900
info@BerkmanAssociates.com	xenonics@xenonics.com
Xenonics Announces First Quarter Results
CARLSBAD, CALIFORNIA — February 16, 2010 — XENONICS HOLDINGS, INC. (NYSE AMEX:XNN) announced today that revenue for the first quarter ended December 31, 2009 increased 255% to $1,255,000 compared to $354,000 for the first quarter of fiscal 2009. Gross profit increased 265% to $584,000 compared to $160,000 a year earlier. Operating expenses decreased 29% to $989,000 compared to $1,397,000 for the first quarter of the prior fiscal year. The net loss for the first quarter of fiscal 2010 narrowed to $405,000, or $0.02 per share, compared to a net loss of $1,296,000, or $0.06 per share, for the first quarter of fiscal 2009.
“During the first quarter we made further progress in our cost reduction program even as we devoted substantial resources to the development of new and enhanced versions of our NightHunter high-intensity illumination systems and SuperVision high-definition night vision devices. We also expanded our international distribution network. While our progress has been slower in overcoming the many roadblocks we have encountered in the military procurement process, we believe we are making headway in this effort as well. With the steady increase in both the number and value of the Operational Needs Statements for our products submitted by military units already in Iraq and Afghanistan or still stateside preparing to deploy, we see many substantial growth opportunities in the period ahead,” said Chairman Alan Magerman.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the first quarter of fiscal 2010. The dial in number is (800) 561-2718 and the passcode is #12935759. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (888)286-8010, passcode #13591371, after 2:00 p.m. EST.
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

(tables attached)	#47xx
3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	December 31,
Rounded in thousands, except per share amounts	2009	2008
	(unaudited)

Revenue	$1,255,000	$354,000

Cost of goods sold	671,000	194,000

Gross profit	584,000	160,000

Selling, general and administrative	794,000	1,209,000
Research and development	195,000	188,000

Income (loss) from operations	(405,000)	(1,237,000)

Other income/(expense):
Gain (loss) on derivative revaluation	38,000	(63,000)
Interest income	2,000	8,000
Interest (expense)	(38,000)	(2,000)

Income (loss) before provision for income taxes	(403,000)	(1,294,000)

Income tax provision	2,000	2,000

Net income (loss)	$(405,000)	$(1,296,000)

Net income (loss) per share:
Basic and diluted	$(0.02)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	20,816,000	20,247,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
Rounded in thousands, except par value	2009	2009
	(unaudited)

Assets

Current Assets:
Cash	$666,000	$126,000
Accounts receivable, net	615,000	1,634,000
Inventories	2,278,000	2,069,000
Other current assets	163,000	119,000

Total Current Assets	3,722,000	3,948,000

Equipment, furniture and fixtures, net	117,000	130,000
Goodwill	375,000	375,000
Other assets	142,000	—

Total Assets	$4,356,000	$4,453,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$796,000	$1,000,000
Accrued expenses	96,000	157,000
Accrued payroll and related taxes	115,000	156,000
Accrued derivative liability	161,000	199,000

Total Current Liabilities	1,168,000	1,512,000

Notes payable	313,000	292,000

Total Liabilities	1,481,000	1,804,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized, 20,997,000 shares issued and 20,884,000 shares outstanding at December 31, 2009; 20,571,000 issued and 20,459,000 outstanding at September 30, 2009	21,000	20,000
Additional paid-in capital	25,108,000	24,478,000
Accumulated deficit	(21,948,000)	(21,543,000)

	3,181,000	2,955,000

Less treasury stock, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	2,875,000	2,649,000

Total Liabilities and Shareholders’ Equity	$4,356,000	$4,453,000